                                                                    EXHIBIT 10.1

                                  May 15, 2002



Mr. Joe Bob Perkins
12214 Beauregard
Houston, TX 77024


               Re: Separation from Employment


Dear Joe Bob:

         The purpose of this letter agreement ("Agreement") is to set forth our understanding of the terms and conditions of your separation from Reliant Resources, Inc. (the "Company") on May 15, 2002 ("Termination Date").

         In consideration for entering into this Agreement and agreeing to abide by the terms and conditions hereof, the Company will pay you severance benefits as specified herein.

         1. Termination and Accrued Compensation. Your employment with the Company is terminated effective as of the Termination Date. On or before June 3, 2002, you will be paid your base salary earned up to the Termination Date plus the value of your accrued but unused vacation, as well as a lump sum cash payment equal to $206,250. In addition, on or before June 3, 2002, the Company will pay to you all compensation which you have deferred under the Company's 1989 Deferred Compensation Plan including earnings as provided under the terms of the plan.

         2. Severance. In exchange for your release of claims as provided in
Section 10 and your agreement to certain other obligations as described below, the Company will pay to you, as a severance payment, a lump sum cash payment equal to $550,000 on or before the third business day following the expiration of the revocation period provided in Section 10 (without your revoking the waiver and release).

         3. Contingent Payment if Not Reemployed. If you have not accepted a Comparable Position (as defined below) by November 15, 2002 and are in compliance with the other provisions of this Agreement set forth below, the Company will pay to you a lump sum cash payment equal to $550,000 on January 2, 2003.

                  If you accept a Comparable Position prior to November 15, 2002, then you shall have no right to receive the payment set forth in this
Section 3. For purposes of this Agreement, "Comparable Position" means employment as an employee or engagement as an independent contractor by any person or entity (other than the Company) in a position or capacity is a position comparable to or better than your position with the Company, including, without limitation, size of business, rank, reporting relationships and which will pay you a base salary equal to or greater than your highest base salary with the Company and offer you the opportunity to earn other compensation and benefits which in the aggregate are substantially comparable to or better than your base salary and other compensation and benefits with the Company immediately prior to the Termination Date. You agree to promptly inform the Company of any employment or engagement as a consultant that occurs during the period from the Termination Date until November 15, 2002, together with sufficient details to allow the Company to evaluate your aggregate compensation and benefits from such employment or engagement, and you agree to reimburse the Company for any payment made under this Section 3 (i) after you have secured Comparable Employment, and/or (ii) after you were in breach of this Agreement.

         4. If you meet the COBRA eligibility requirements, you are eligible for continuation of medical, dental and vision benefits for the applicable period required by federal law. The required employee premium for the 18 month COBRA period will be at the active employee contribution rate. Under the Company's Executive Life Insurance Plan, the Company will pay the premium on your life insurance policy that will be due in September, 2002 which will provide coverage for you for one year from that date. In September, 2003, you will be offered the opportunity to take over the policy (including any cash value thereunder) by continuing to make payments directly to MetLife. Under the Company's Group Life Insurance Plan, you may convert the supplemental life, spousal life, and personal accident coverage you currently have to a personal policy with the insurance provider, CIGNA, per their guidelines. You will be responsible for all notifications, correspondence, and premium payments to CIGNA. Conversion insurance will become effective on the 15th day after you have been notified of your conversion right if your application is received by CIGNA and the required premium is paid by that date.

         5. Commencing as soon as practicable after the Termination Date, the Company will pay for senior executive outplacement services through your choice of either (i) the Spherion Flagship Service Program (unlimited duration) or (ii) the Drake Beam Morin Center for Executive Options Program (18 consecutive months of coverage).

         6. You understand and agree that you are not otherwise entitled to the payments provided for under Sections 2 or 3 of this Agreement (the "Payments"). The Company is providing this benefit in consideration and return for the promises and covenants you agree to herein. The Company will withhold any taxes required by federal or state law from the payments described above.

         7. Your rights under any benefit or compensation plan, program or agreement of the Company not specifically provided for herein are controlled by the terms and conditions of such plan, program or arrangement. With respect to your rights under the Company's incentive plans, all of your options to purchase shares of stock in the Company or Reliant Energy, Incorporated (the "Parent"), other than outstanding options under the Company's Employee Stock Purchase Plan, shall be fully vested and exercisable and shall remain exercisable for a period of 3 years following the Termination Date.

         8. The Company agrees to retain you commencing May 16, 2002 (the "Effective Date"), as an independent consultant, and you agree to render consulting services for the period described in Section 8(a) hereof and upon the other terms and conditions herein provided.

                  (a) The period your engagement as a consultant shall commence on the Effective Date and continue until the date 18 months following the Effective Date unless terminated earlier pursuant to Section 8(g) hereof; provided, however, that the term of this engagement shall be automatically extended for an additional year upon expiration of the original term and each anniversary of such expiration (until the third such anniversary) unless the Company gives written notice six months in advance of such expiration or anniversary, as applicable, that it intends not to extend the term.

                  (b) The Company hereby engages you to provide during the term of this engagement such services of a consulting or advisory nature as the Company may reasonably request with respect to matters arising out of the conduct of the Company's business during the period that you were an employee of the Company. You will provide consulting services with respect to matters including but not limited to assisting the Company in responding to (i) investigations, inquiries or any other proceeding relating to the Company's activities by the Federal Energy Regulatory Commission, the Securities Exchange Commission, the Commodity Futures Trading Commission, any state or federal legislative committee or subcommittee or any other governmental agency or entity or
         (ii) disputes or litigation in California or elsewhere involving the Company or any of its subsidiaries. Subject to your obligations and responsibilities with respect to any other employment you obtain, you will devote your efforts and time as shall be reasonably necessary to perform your duties and to advance the interests of the Company. You will act solely in a consulting capacity hereunder and in consequence shall not have authority to act for the Company or to give instructions or orders on behalf of the Company or otherwise to make commitments for or on behalf of the Company. You will not be an employee of the Company during the term of this engagement, but shall act in the capacity of an independent contractor. The Company shall not exercise control over the detail, manner or methods of the performance of the services by you as a consultant under this Agreement.

                  (c) Compensation. The Company shall pay you at the rate of $530.00 per hour for consulting services actually performed under this Agreement, but the Company is committed to utilizing your services at a level such that the total of all such payments shall not be less than $275,000 for the initial 18-month term of this Agreement.

                  (d) The Company shall reimburse you for reasonable expenses incurred in the performance of services hereunder, including travel and the cost of necessary office equipment or supplies.

                  (e) Your sole compensation for the services rendered pursuant to this Agreement following the Termination Date shall be the rate provided for above in Section 8(c). You will not be entitled to participate in any employee benefit or compensation plan or arrangement of the Company with respect to the work done under this Agreement as a consultant, and no service pursuant to this Agreement shall be credited as service for any purposes under any employee benefit or compensation plan or arrangement of the Company. You hereby waive any rights to benefits under any employee benefit or compensation plan or arrangement should any judicial or administrative determination conclude that you were otherwise eligible for such plan or arrangement.

                  (f) You will submit monthly invoices for charges and reimbursements due for services as a consultant under this Agreement to
         P. O. Box 1384, Houston, Texas 77251-1384, Attention: General Counsel. Each invoice must detail any reasonable and necessary reimbursable expenses incurred in performing your obligation under this Agreement and include any other information the Company reasonably requests. Payment for said invoiced amounts shall be payable by the Company within 15 days after receipt of invoice by the Company. Should the Company dispute any portion of your monthly invoice, the Company shall pay the undisputed portion of the invoice and advise you in writing of the disputed portion.

                  (g) Your engagement as a consultant will terminate automatically upon your death, or upon your disability rendering you unable to perform services hereunder for a period of 90 days. The Company may terminate your engagement as a consultant hereunder upon five days written notice at any time. You may terminate this engagement at any time upon five days written notice to the Company. In the event of a termination of the engagement under this Section 8, the Company shall continue to be obligated to pay you amounts owed under Section 8(c) (for services performed prior to the date of termination of the consulting engagement), and reimburse you for all expenses described in
         Section 8(d) (to the extent incurred prior to the termination of the consulting agreement); provided that if you terminate the engagement, you shall not be guaranteed the minimum total payment described in
         Section 8(c). Upon any termination or expiration of your engagement hereunder, you shall continue to be subject to the provisions of
         Section 9 hereof (it being understood and agreed that such provisions shall survive any termination or expiration of your engagement hereunder for any reason).

                  (h) Since you will not be an employee of the Company during the term of this Agreement, but shall act in the capacity of an independent contractor, the Company will not withhold from any amounts payable for your services as a consultant under this Agreement federal, state, city or any other taxes. It is your responsibility to pay all such taxes that shall be required pursuant to any law or governmental regulation or ruling and you agree to indemnify and hold the Company harmless from any liability for such taxes. If the Internal Revenue Service makes a claim, which, if successful, would require the Company to make a payment or withhold any such taxes, you agree to cooperate in good faith with the Company concerning the contest of the claim.

                  (i) In the event of your death or disability, all unpaid amounts described in Sections 2, 3, 8(c) or 8(d) shall become immediately due and payable in full.

         9. Post-Employment Obligations:

                  (a) The Company has provided you with Confidential Information regarding the Company and the Company's business and will continue to provide you with such

         Confidential Information, and has agreed to make certain payments to which you are not otherwise entitled. In return for this and the other consideration provided under this Agreement, you agree that you will not disclose or make available to any other person or entity, or use for your own personal gain, any Confidential Information, except for such disclosures consented to by the Company or as required (i) by law or legal process, (ii) in connection with the enforcement of your rights under this Agreement, or (iii) in connection with the defense or settlement of any claim, suit or action brought against you. Furthermore, you agree that, if compelled by process of law to disclose Confidential Information pursuant to clause (i) of the prior sentence, you will provide prior written notice to the Company of the nature of the Confidential Information proposed to be disclosed and the circumstances which purportedly justify its disclosure so as to permit the Company to seek a protective order or other protective measure, and you agree to provide such notice as soon as reasonably practicable and with all due diligence recognizing that disclosure of Confidential Information could be harmful to the Company. For purposes of this Agreement, "Confidential Information" shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company's plans and strategies, nonpublic information concerning pending investigations, disputes or litigation involving the Company, market information pertaining to the Company or its operations, material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets or other financial information, projections, licenses, prices, costs, and employee, customer information, customer lists and supplier lists or parts thereof.

                  (b) You agree that as of the Termination Date you will deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company, regardless of whether such items were prepared by you.

                  (c) Additionally, for consideration provided to you pursuant to this Agreement, including the provision of Confidential Information, you agree to be bound by the following restrictive covenants:

                           1. You agree that for a period of one year following
                  the Termination Date that you will not directly or indirectly, acting alone or in conjunction with others: (a) solicit, encourage or take any action that is intended, directly or indirectly, to induce any other employee of the Company to terminate employment with the Company; (b) interfere in any manner with the contractual or employment relationship between the Company and any other employee of the Company; or (c) use Confidential Information to solicit, directly or indirectly, any customer of the Company.

                           2. You acknowledge that these restrictive covenants
                  under this Agreement, for which you received consideration from the Company as provided in this Agreement, are ancillary to otherwise enforceable provisions of this Agreement and that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, such as the Company's need to protect its Confidential Information.

                  (d) As a material inducement to the Company to enter into this Agreement, you agree that you will not (i) publicly criticize or disparage the Company or any Related Party (as defined below), or privately criticize or disparage the Company or any Related Party in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or any Related Party; (ii) commit damage to the property of the Company or any Related Party or otherwise engage in any misconduct which is injurious to the business or reputation of the Company or any Related Party; or
         (iii) take any other action, or assist any person in taking any other action, that is materially adverse to the interests of the Company or any Related Party or inconsistent with fostering the goodwill of the Company or any Related Party. In addition, you agree not to make any public statements regarding the Company or its business without prior written consent of the Company. As used in this section, the term "Related Party" means the Company, any officer, director or executive of the Company, and any former officer, director or executive of the Company.

                  (e) As a material inducement to you to enter into this Agreement, the Company agrees that neither it or any of its affiliates, officers, directors or executives will publicly criticize or disparage you or privately criticize or disparage you in a manner intended or reasonably calculated to result in public embarrassment to, or injury to your reputation in any community in which you are employed or conduct business.

                  (f) In addition to your obligations under your engagement as a consultant pursuant to Section 8, you agree to furnish such information and proper assistance as may be reasonably necessary in connection with any inquiry, investigation, dispute, litigation, regulatory proceeding or other action in which the Company is or may become involved insofar as it relates to matters arising out of your employment, and if you are called upon to serve as a witness or provide assistance in or with respect to any such proceeding, you agree to cooperate with the Company to the full extent permitted by law, and the Company agrees that any such call shall be with reasonable notice, shall not unreasonably interfere with your later employment, and shall provide for payment for your time and costs incurred in such matters at the rates set forth in
         Section 8. Furthermore, you will promptly give written notice to the Company of any inquiry, approach or other notice you receive or are informed of by or from any governmental entity regarding any inquiry, investigation, dispute, litigation, regulatory proceeding or other action involving the Company. The foregoing procedural requirements represent important provisions of this Agreement, but they shall not be construed so as to prevent or limit your right and duty and that of the Company to produce evidence and give testimony truthfully in the course of a proceeding before any court or agency or when otherwise duly required to do so by lawful authority. The provisions of this Agreement shall not apply to or restrict in any way the communication of information by you to any state or federal law enforcement agency or require notice to the Company thereof.

                  (g) The Company agrees to indemnify you for any claims, including associated legal fees and expenses, that may be asserted against you on account of your good-faith execution of (i) your employment duties with the Company and (ii) your consulting services under this Agreement, but only to the extent that and under the conditions that you were indemnified by the Company against such claims during your employment with the Company. In the event you require separate individual legal representation related to the performance of your duties while employed by the Company, any arrangement relating to the cost of such representation shall be the subject of a separate agreement.

                  (h) If it is determined by a court of competent jurisdiction in Texas that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of Texas, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of Texas.

                  (i) You acknowledge that in the event of a breach by you of the provisions of this Agreement, money damages will not be a sufficient remedy, and the covenants may be enforced by temporary restraining order, preliminary or temporary injunction, and permanent injunction. In that connection, you acknowledge that, in the event of a breach, the Company will suffer irreparable injury for which there is no adequate legal remedy, in part because damages caused by the breach may be difficult to prove with any reasonable degree of certainty.

                  (j) Notwithstanding any provision of this Agreement to the contrary, for purposes of your obligations under this Agreement, "Company" means the Company or an Affiliate or any successor to the Company or an Affiliate and "employment" means employment as an employee with the Company, any Affiliate or any such successor. For purposes of this Agreement, the term "Affiliate" means (i) any corporation or other entity in which the shares or other measure of ownership owned or controlled directly or indirectly by the Company shall represent 10% or more of the voting power of the issued and outstanding stock or other measure of ownership of such corporation or entity and (ii) any other company or organization controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended.

         10. As a condition precedent to the receipt of the benefits under this Agreement, you must execute a waiver and release of claims, in the form attached to this Agreement as Exhibit A, and allow for the expiration of the seven day revocation period without revoking such waiver and release.

         11. All payments provided in this Agreement shall, unless the plan or program pursuant to which they are made provides otherwise, be paid in cash from the general funds of the Company, and no special or separate funds shall be established and no other segregation of assets shall be made to assure payment. You will have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and you or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

         12. Miscellaneous:

         A. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. Except with respect to injunctive relief as provided in paragraph 9(i), any dispute, controversy, or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration before a single arbitrator in Houston, Harris County, Texas, conducted in accordance with the procedures of the Center for Public Resources of New York ("CPR"). The decision of the arbitrator will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum, subject to any maximum amount permitted by Texas law. To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement regarding appointment of an arbitrator within 30 days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected in accordance with CPR rules except that, if the parties continue to fail to select an arbitrator, CPR shall not have the power to make the appointment but shall continue to attempt to locate a mutually acceptable arbitrator until an arbitrator has been selected. All legal, witness and other fees and expenses of the arbitration other than the fees and expenses of the arbitrator shall be borne by the Company, including (1) all litigation fees for work done outside the arbitration that is directly related to such arbitration, and (2) a written transcript and statement of facts if requested. The fees and expenses of the arbitrator will be borne by the losing party. Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act if applicable, and otherwise by Texas state law. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         B. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         C. Except as specifically contemplated by this Agreement, this Agreement constitutes the entire agreement between us with respect to the subject matter hereof and supersedes any and all prior written or oral agreements, arrangements or understandings between you and the Company.

         D. Within 30 days after the date of this Agreement, the Company will reimburse your legal and accounting fees and expenses incurred in the review and negotiation of this Agreement.

         E. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified-mail, return receipt requested, postage prepaid, addressed as follows:

            If to you:             Joe Bob Perkins
                                   [Address Intentionally Omitted]


            If to the Company:     Reliant Resources, Inc.
                                   1111 Louisiana
                                   Houston, TX 77002
                                          -or-
                                   P.O. Box 1384
                                   Houston, TX 77251-1384

                                   ATTENTION: Hugh Rice Kelly,
                                              Senior Vice President, General
                                              Counsel and Corporate Secretary

                  Please sign both copies of this Agreement to indicate your agreement to the foregoing, and return one original signed copy to me.


                              Sincerely,


                              /s/ R. Steve Letbetter
                              ----------------------
                              R.S. Letbetter
                              Chairman of the Board and Chief Executive Officer


Agreed to and Accepted this 2nd day of
July, 2002.


/s/ Joe Bob Perkins
-------------------
Joe Bob Perkins

                                    EXHIBIT A

                               WAIVER AND RELEASE


                  In exchange for the payment to me of a severance payment and certain other consideration (the "Benefits") pursuant to that certain letter agreement between Reliant Resources, Inc. (the "Company") and me dated as of May 15, 2002 (the "Agreement"), which are in addition to any remuneration or benefits to which I am already entitled, I agree not to sue and to release and forever discharge the Company and all of its parents, subsidiaries, affiliates and unincorporated divisions, and its respective officers, directors, agents, servants, employees, successors, assigns, insurers, employee benefit plans and fiduciaries, and agents of any of the foregoing (collectively, the "Corporate Group"), and any and all other persons, firms, organizations, and corporations, from any and all damages, losses, causes of action, expenses, demands, liabilities, and claims on behalf of myself, my heirs, executors, administrators, and assigns with respect to all matters relating to or arising out of my employment with or separation from any member of the Corporate Group, other than claims arising under the Agreement, under any employee benefit plan or claims for indemnity arising as a result of my being an officer of the Company. The release does not apply to claims or causes of action accruing after the date hereof.

                  I ACKNOWLEDGE THAT SIGNING THIS WAIVER AND RELEASE IS AN IMPORTANT LEGAL ACT AND THAT I HAVE BEEN ADVISED IN WRITING TO CONSULT AN ATTORNEY PRIOR TO EXECUTION. I ALSO UNDERSTAND THAT, IN ORDER TO BE ELIGIBLE FOR BENEFITS UNDER THE AGREEMENT, I MUST SIGN AND RETURN THIS WAIVER AND RELEASE TO HUGH RICE KELLY. I ACKNOWLEDGE THAT I HAVE BEEN GIVEN AT LEAST 21 DAYS TO CONSIDER WHETHER TO EXECUTE THIS WAIVER AND RELEASE.

                  In exchange for the payment to me of Benefits pursuant to the Agreement, which is in addition to any remuneration or benefits to which I am already entitled, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from any member of the Corporate Group, and (2) I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from any member of the Corporate Group, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Corporate Group rights described in the Agreement, claims for indemnity from the Company arising as a result of being an officer of the Company and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under:
Title VII of the Civil Rights Act of 1964, as amended ("Title VII"); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 ("ADEA"); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 ("ADA"); the Energy Reorganization Act, as amended, 42 U.S.C. Section 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code Section 21.001 et. seq.; the Texas Labor Code; claims in connection with workers' compensation or "whistle blower" statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Corporate Group will withhold any taxes required by federal or state law from the Benefits otherwise payable to me.

                  I affirm and agree that my employment relationship will end on my Termination Date as defined in the Agreement and I then will withdraw unequivocally, completely and finally from my employment and waive all rights in connection with such relationship except to vested benefits and the payments and benefits described in the Agreement. I acknowledge that no member of the Corporate Group has promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by any member of the Corporate Group and I hereby waive any right to future employment by any member of the Corporate Group.

                  I agree that this Waiver and Release is valid. I agree that this Waiver and Release is fair, adequate and reasonable. I agree that my consent to this Waiver and Release was with my full knowledge and was not procured through fraud, duress or mistake.

                  I have read the Agreement and it is incorporated herein by reference.

                  I understand that for a period of seven calendar days following my signing this Waiver and Release, I may revoke my acceptance of the offer of Agreement benefits by delivering a written statement to Hugh Rice Kelly, by hand or by registered-mail, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Corporate Group shall have no obligation to provide me benefits under the Agreement. I understand that failure to revoke my acceptance of the offer within seven days after the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

                  I agree that the terms of this Waiver and Release are CONFIDENTIAL and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to my spouse, to financial institutions as part of a financial statement, to immediate family members and/or heirs, financial, tax and legal advisors, outplacement, executive search and/or legal placement advisors, or as required by law) by me or my agents, representatives, heirs, spouse, employees or spokespersons shall be a breach of this Waiver and Release. The above is not intended to restrict me from seeking or engaging in other employment and, in that connection, from making confidential disclosure to potential employers of such facts or opinions as I may elect to convey, (consistent with any obligations under Section 9 of the Agreement).


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


                  I acknowledge that payment of Benefits pursuant to the Agreement is not an admission by any member of the Corporate Group that they engaged in any wrongful or unlawful act or that any member of the Corporate Group violated any federal or state law or regulation. I understand that nothing in this Waiver and Release is intended to prohibit, restrict or otherwise discourage me from engaging in any activity related to matters of public or employee health or safety, specifically to include activity protected under 42 U.S.C. Section 5851 and 10 C.F.R. Section 50.7, including, but not limited to, providing information to the Nuclear Regulatory Commission ("NRC") regarding nuclear safety or quality concerns, potential violations or other matters within the NRC's jurisdiction. Similarly, nothing herein is intended to prohibit, restrict or otherwise discourage me or any other individual from making reports of unsafe, wrongful or illegal conduct to any agency or branch of the local, state or federal government, including law enforcement authorities, public utility commissions, energy regulatory commissions or any other lawful authority.

                  I understand and agree that in the event of any breach of the provisions of the Agreement, or threatened breach, by me, any member of the Corporate Group may, in their discretion, initiate appropriate action as provided in the Separation Agreement for any alleged breach by you and may recover all lawful damages which it may prove by a preponderance of the evidence in accordance with the law specified in that paragraph.

                  I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and Company or any other member of the Corporate Group. The invalidity or enforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.


 /s/ Joe Bob Perkins
---------------------------
Joe Bob Perkins

[Intentionally Omitted]
---------------------------
Social Security Number

July 2, 2002
---------------------------
Signature Date


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